UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Tumi Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1001 Durham Avenue
South Plainfield, New Jersey 07080

April 18, 2013
Dear Stockholder:
We cordially invite you to attend Tumi Holdings, Inc.’s Annual Meeting of Stockholders. The meeting will be held on May 23, 2013, at 9:00 a.m., Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.
Thank you for your support of Tumi Holdings, Inc.
Sincerely,
Jerome Griffith
Chief Executive Officer, President and Director

1001 Durham Avenue
South Plainfield, New Jersey 07080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Eastern Time, on May 23, 2013

Place	Offices of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036

Items of Business
Proposal No. 1:  To elect two Class I directors identified on the attached Proxy Statement to the Board of Directors to serve for a three-year term.

Proposal No. 2:  To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2013.

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on April 10, 2013.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting, if available. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 23, 2012. Tumi Holdings, Inc.’s Proxy Statement and 2012 Annual Report to Stockholders are available at: http://www.tumi.com.

By Order of the Board of Directors,

April 18, 2013
South Plainfield, New Jersey	Michael J. Mardy
Chief Financial Officer, Executive Vice President and Director

Fees Paid to Grant Thornton LLP	20
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	20
COMPENSATION DISCUSSION AND ANALYSIS	21
BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK	34
CERTAIN RELATED PARTY RELATIONSHIPS	36
Subscription and Stockholders Agreement	36
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS	38

1001 Durham Avenue
South Plainfield, New Jersey 07080
PROXY STATEMENT
The Board of Directors (the “Board of Directors”) of Tumi Holdings, Inc. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders to be held on Thursday, May 23, 2013, at 9:00 a.m., Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036. This Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders, and the 2012 Annual Report to Stockholders (the “Annual Report”) were first mailed on or about April 18, 2013 to stockholders of record as of April 10, 2013 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:    Why am I receiving these materials?

A:
We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Tumi Holdings, Inc., of proxies to be voted at the Company’s Annual Meeting and at any adjournments or postponements thereof. You are receiving this Proxy Statement because you were a Tumi Holdings, Inc. stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the two proposals presented for stockholder action and includes information required to be disclosed to stockholders.

Q:    How do I obtain electronic access to the proxy materials?

A:
This Proxy Statement and the Company’s Annual Report to Stockholders are available on our website at http://www.tumi.com. If you hold your shares in street name, you may be able to elect to receive future annual reports or proxy statements electronically. For information regarding electronic delivery you should contact your broker, bank or other nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and internet access charges, that must be borne by the stockholder.

Q:    What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the Annual Meeting:

•	To elect two Class I directors to the Board of Directors to serve for a three-year term; and

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2013.

Q:    What is the Board of Directors’ voting recommendation?

A:	The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of Richard P. Hanson and Claire M. Bennett as Class I directors to serve on our Board of Directors for a three-year term and until their successors are duly elected and qualify; and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2013.

Q:    Who is entitled to vote?

A:
All shares owned by you as of the Record Date, which is the close of business on April 10, 2013, may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
On the Record Date, Tumi Holdings, Inc. had approximately 67,866,667 shares of common stock issued and outstanding.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Tumi Holdings, Inc. or to vote in person at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”
Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”
Q:    How can I vote my shares in person at the Annual Meeting?

A:
Stockholder of Record. Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    What must I do if I want to attend the Annual Meeting in person?

A:
Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:    How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially own your shares in street name, you may direct your vote without attending the Annual Meeting by voting in one of the following manners:

•
Internet. Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form;

•	Telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form; or

•	Mail. Complete and sign your proxy card or voting instruction card and mail it using the enclosed, prepaid envelope.
If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 22, 2013.
Q:    What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority of the Company’s capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:    What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (the “NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.
Q:    Which proposals are considered “routine” or “non-routine”?

A:
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2013 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1) is a matter considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.
Q:    What is the voting requirement to approve each of the proposals?

A:
Two directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the two nominees who receive the largest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter. Broker non-votes will have no effect on this proposal.
Q:    What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:    Who will count the vote?

A:	A representative of Wells Fargo Bank, N.A. will tabulate the votes and act as the inspector of election.

Q:    Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the corporate secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the internet or by telephone; or

•	attending the Annual Meeting and voting in person.
Please note that your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
Tumi Holdings, Inc. will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Tumi Holdings, Inc.’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:    Is my vote confidential?

A:
Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated Wells Fargo Bank, N.A., the Company’s independent transfer agent and registrar, to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Q:    How can I obtain a copy of Tumi Holdings, Inc.’s Annual Report on Form 10-K?

A:
Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, are available to stockholders free of charge on Tumi Holdings, Inc.’s website at http://www.tumi.com or by writing to Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080. The Company’s 2012 Annual Report to Stockholders, which includes such Form 10-K, accompanies this Proxy Statement.

Q:    Where can I find the voting results of the Annual Meeting?

A:
Tumi Holdings, Inc. will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON BY TUMI HOLDINGS, INC. STOCKHOLDERS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is currently comprised of six members. The number of directors on our Board of Directors may be fixed exclusively pursuant to resolution adopted by our Board of Directors as provided in our Amended and Restated Certificate of Incorporation. Our Board of Directors is currently divided into three classes. Directors in each class serve for a term of three years or until their successors are duly elected and qualify or until their earlier death, resignation or removal. The term of directors of one class expires at each annual meeting of stockholders.
At the Annual Meeting, two directors will be elected to serve until the 2016 annual meeting and until their successors are duly elected and qualify or until their earlier death, resignation or removal. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Richard P. Hanson and Claire M. Bennett to serve as its Class I directors. Mr. Hanson and Ms. Bennett currently are serving as Class I directors. Each of Mr. Hanson and Ms. Bennett has consented to being named in this proxy statement and to serve as a director if elected. However, if either of Mr. Hanson or Ms. Bennett is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person as the Board nominates.
A plurality of all of the votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.
We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes do not constitute a vote “for,” “against” or “withheld” and will not be counted as “votes cast”. Therefore, abstentions and broker non-votes will have no effect on this proposal, assuming a quorum is present.
In connection with our April 2012 initial public offering (“IPO”), we entered into a director nomination agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited and Officers Nominees Limited or, together with their permitted transferees, the Doughty Hanson Funds, that provides for the right of the Doughty Hanson Funds to nominate individuals to our Board of Directors. So long as Doughty Hanson owns 10% or more of our outstanding common stock, the Doughty Hanson Funds will have the right (but not have the obligation) to nominate two individuals to our Board of Directors, and so long as Doughty Hanson owns 3% or more but less than 10% of our outstanding common stock, the Doughty Hanson Funds have the right (but not have the obligation) to nominate one individual to our Board of Directors. Subject to limited exceptions, we will include these nominees in the slate of nominees recommended to our stockholders for election as directors. In the event the Doughty Hanson Funds have nominated less than the total number of designees that the Doughty Hanson Funds are entitled to nominate pursuant to the director nomination agreement, then the Doughty Hanson Funds have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the members of our Board of Directors will take all necessary corporate action to increase the size of our Board as required to enable the Doughty Hanson Funds to so nominate such additional designees and designate such additional designees nominated by the Doughty Hanson Funds to fill such newly created vacancies. As of April 3, 2013, the Doughty Hanson funds owned 25.2% of our outstanding common stock. The Doughty Hanson Funds notified us on April 24, 2012 that they nominated Richard P. Hanson as a Doughty Hanson Nominee under the Nomination Agreement.
Board candidates are also selected based upon various criteria including their character and reputation, relevant business experience and acumen, and relevant educational background. The Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings, and the Company’s annual meetings of stockholders.
Information Regarding the Nominees and the Continuing Directors
Qualifications
In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration the Company’s Corporate Governance Guidelines and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s determination is made based primarily on the following criteria: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. For more information about the nominating process, see “Board of Directors and Corporate Governance—Director Nominating Process and Diversity.”
Set forth below is biographical information concerning each nominee who is standing for election at the Annual Meeting. Following the biographical information for each nominee is a description of such nominee’s specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. In addition to the information presented below, the Company believes that a board comprised of its nominees constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds. The ages of the nominees are as of the date of the Annual Meeting, May 23, 2013.
Class I Nominees—Terms Will Expire in 2016
Richard P. Hanson (age 57) has served as our Chairman since July 2009. Mr. Hanson is also Chairman of Doughty Hanson, which he co-founded in 1984. Mr. Hanson is a member of the Investment Committee of Doughty Hanson and contributes to all investment activities of the firm. Mr. Hanson received a degree in Economics from the University of Southampton (B.Sc. Hons). He currently serves as Chairman of LM Wind Power Holding A/S.
Mr. Hanson was elected to serve as the Chairman of our Board of Directors because of his affiliation with Doughty Hanson, his financial expertise and his experience working with companies controlled by private equity sponsors. Mr. Hanson serves as a director pursuant to a director nomination agreement among Tumi and the Doughty Hanson Funds.
Claire M. Bennett (age 47) has been a director since January 2013. Ms. Bennett has been Executive Vice President, Loyalty & Membership Benefits of American Express Company, a global service company that provides charge and credit payment card products and travel-related services, from February 2012 to the present. Prior to her current position, Ms. Bennett served as Senior Vice President, Global Advertising and Brand Management for American Express and then General Manager, U.S. Consumer Travel Network for American Express. Before joining American Express in 2006, Ms. Bennett held various marketing and general management positions with Dell Inc. Prior to joining Dell, Ms. Bennett held various positions in brand management, strategic planning, and finance/accounting at The Quaker Oats Company (now PepsiCo, Inc.). Ms. Bennett is a member of the Board of Directors of Pong Research Corporation, a mobile device technology company, and Vente Privée USA, a members-only shopping destination in partnership with American Express. Ms. Bennett also serves as a member of the Board of Directors of Public Allies, a non-profit organization, and as a member of an Advisory Board for Starwood Hotels & Resorts Worldwide, Inc.
Ms. Bennett was appointed to serve on our Board of Directors because of her more than 20 years of marketing and finance experience.
TUMI HOLDINGS, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF MR. HANSON AND MS. BENNETT TO THE BOARD OF DIRECTORS.
Class III Continuing Directors—Terms Will Expire in 2015
Jerome Griffith (age 55) has served as our Chief Executive Officer, President and director since April 2009. From 2002 to February 2009, he was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the Board in 2004, then promoted to President of Esprit North and South America in 2006. From 1999 to 2002, he worked as an executive vice president at Tommy Hilfiger, an apparel and retail company. From 1998 to 1999, he worked as the president of retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, he worked in various positions at Gap, Inc., a retailer of clothing, accessories, and personal care products.

Mr. Griffith’s qualifications to serve on our Board include the experience described above, including his experience as a senior executive of a major global consumer products company and his proven track record of innovation and driving international growth and expansion.
Thomas H. Johnson (age 63) has been a director since April 2012. Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment firm, from November 2005 to the present. Since 2008, he has also served as Chief Executive Officer of The Taffrail Group, LLC, a private strategic advisory firm. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005. From 1989 until 1997, Mr. Johnson served as President and Chief Executive Officer of Riverwood International, an integrated packaging and forest products company. From 1976 to 1989, Mr. Johnson served in various leadership positions with Mead Corporation, a paper products company, including President, Paperboard Division; President, Coated Board Division; Director, Strategic Planning and Corporate Development, and an executive of Mead Consumer Products Division. Mr. Johnson has served as a director of GenOn Energy, Inc., a wholesale generator of electricity, and is currently a director of Coca-Cola Enterprises, Inc., an independent Coca-Cola bottler and distributor of bottle and can refreshments, with operations primarily in Europe, and Universal Corporation, a leaf tobacco merchant and processor. He was previously a director of ModusLink Global Solutions, Inc., a supply chain business process management company, and Superior Essex Inc., a wire and cable manufacturer.
Mr. Johnson was elected to serve on our Board of Directors because of his extensive international management experience. Mr. Johnson’s service on the boards and audit committees of other public companies also provides our Board with financial, operational and strategic expertise.
Class II Continuing Directors—Terms Will Expire in 2014
Michael J. Mardy (age 64) has served as our Chief Financial Officer and Executive Vice President since July 2003 and a director since November 2011. Prior to joining Tumi, from 1996 to 2002, he served as Executive Vice President, Finance and Administration of Keystone Foods LLC, a processor and distributor. From 1982 to 1996, he served as Senior Vice President, Chief Financial Officer and in various other finance positions at Nabisco Biscuit Company, a snack food and consumer products company. Mr. Mardy serves on the Board of Directors of Green Mountain Coffee Roasters Inc. and ModusLink Global Solutions, Inc. Mr. Mardy also serves on the board of the Institute of Medicine and Public Health for New Jersey.
Mr. Mardy’s qualifications to serve on our Board include his extensive financial and accounting expertise (including his membership in the American Institute of Certified Public Accountants and the Financial Executive Institute) and leadership, the experience he has gained through service on the board of other public companies, his consumer products experience in prior management positions and his overall leadership skills as a senior executive.
Joseph R. Gromek (age 66) has been a director since April 2012. From April 2003 to February 2012, Mr. Gromek served as President and Chief Executive Officer and as a director of The Warnaco Group, Inc., a global apparel company. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a clothing retailer. Over the last 25 years, Mr. Gromek has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and AnnTaylor Stores Corporation. Mr. Gromek is a member of the Board of Directors of Wolverine World Wide, Inc., a footwear and apparel company, and The Children’s Place Retail Stores, Inc., a children’s specialty apparel retailer. Mr. Gromek also serves on the Board of Directors of Ronald McDonald House and Stanley M. Proctor Company, as a member of the Board of Governors of the Parsons School of Design, as a member of the Board of Trustees of the Trevor Day School, as Chairman of the Board of the New School. He was previously a member of the Advisory Board of the Fashion Institute of Technology.
Mr. Gromek was elected to serve on our Board of Directors because of his extensive experience and strong track record as an executive in the retail industry and his public board governance experience.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Role of Board of Directors
The Company’s business and affairs are managed under the direction of the Board of Directors, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to the Company’s stockholders. The Board of Directors’ goals are to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and the other individuals and organizations who depend on the Company. The Board of Directors establishes the Company’s overall corporate policies, evaluates the Company’s Chief Executive Officer and the senior leadership team and acts as an advisor and counselor to senior management. The Board of Directors also oversees the Company’s business strategy and planning, as well as the performance of management in executing the Company’s business strategy, assessing and managing risks and managing the Company’s day-to-day operations.
Director Independence
Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with Tumi Holdings, Inc. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Tumi Holdings, Inc. or its independent registered public accounting firm.
The Board affirmatively determined that all of the Directors qualify as independent directors under the corporate governance standards of the NYSE, with the exception of Jerome Griffith and Michael J. Mardy, each of whom is considered not independent because of his employment as a senior executive of the Company.
Board of Directors Meetings and Attendance
The Board of Directors held 4 meetings during 2012 and acted by written consent 5 times. All of the directors attended at least 75% of the total of all of the meetings of the Board of Directors and Board committees on which they served during 2012.
Board Leadership Structure
The Company’s Corporate Governance Guidelines provide that the Board of Directors may select from among its members a Chairman who shall preside at all meetings of the stockholders and the Board.
The Board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. We believe this structure is optimal for us because it avoids any duplication of effort between the Chairman and the Chief Executive Officer and permits our Chief Executive Officer to focus his efforts on the day-to-day management of the Company. This separation provides strong leadership for the Board and the Company through the Chairman, while also positioning our Chief Executive Officer as our leader in the eyes of our employees and other stakeholders.
The Company has no formal policy that requires the separation or combination of the Chairman and Chief Executive Officer roles, and the Board may reconsider the best board leadership structure for us from time to time. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with the separation of duties and responsibilities between the Chairman and the Chief Executive officer, is the optimal structure for us at this time.
Committees of the Board of Directors
Upon completion of our IPO in April 2012, our Board of Directors formed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and adopted charters for each of these committees. The written charter for each of our Audit, Compensation and Nominating and Corporate Governance Committees is available on our website at www.tumi.com.
Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended, or Exchange Act. Our Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. The Audit Committee: reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary; reviews our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

The Audit Committee held three meetings during 2012. Our Audit Committee is currently composed of three members, Mr. Johnson (chairperson), Mr. Gromek and Ms. Bennett, who was appointed on January 25, 2013. Our Board of Directors has determined that Mr. Johnson is qualified as an “audit committee financial expert” within the meaning of SEC regulations. All of the members of the Audit Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE rules. Our Board of Directors has determined that Messrs. Gromek and Johnson and Ms. Bennett meet the definition of an “independent” director under each of the NYSE listing standards and Rule 10A-3 of the Exchange Act.
Compensation Committee
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our equity compensation plans and prepares the Compensation Committee report required by SEC rules to be included in our annual report. The members of our Compensation Committee are Mr. Hanson (chairperson), Mr. Gromek and Mr. Johnson, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and the NYSE.
The Compensation Committee held two meetings during 2012.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board concerning governance matters. The members of our Nominating and Corporate Governance Committee are Mr. Hanson (chairperson), Mr. Gromek and Mr. Johnson, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and the NYSE.
The Nominating and Corporate Governance Committee held two meetings during 2012.
Copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.tumi.com and may also be obtained upon request without charge by writing to Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080.
Risk Management and Oversight
Our Board of Directors oversees our risk management process, including the company-wide approach to risk management, carried out by our management. Our full Board of Directors determines the appropriate levels of risk for the Company, generally assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers.
The Audit Committee plays a key role in the Board of Directors’ exercise of its risk oversight function. The Audit Committee is primarily responsible for overseeing matters involving the Company’s financial and operational risks, and the guidelines, policies and processes for managing such risks, including internal controls. The Audit Committee conducts its risk oversight in a variety of ways, including reviewing management’s assessment of the Company’s internal control over financial reporting, reviewing the results of regulatory examinations, and receiving quarterly reports on legal and regulatory matters. Additionally, the Company’s independent registered public accounting firm regularly discusses risks and related mitigation measures that may arise during its regular reviews of the Company’s financial statements with the Audit Committee. To ensure candid and complete reporting, the Audit Committee regularly meets in separate executive sessions with management, the head of the Company’s internal audit department and the Company’s independent registered public accounting firm.
Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Corporate Governance Guidelines, Code of Business Conduct and Code of Ethics
Our Board of Directors has adopted Corporate Governance Guidelines, which set forth a governance framework within which our Board of Directors, assisted by committees thereof, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board of Directors, director independence, compensation of directors, management succession and review, committees of the Board of Directors and selection of new directors.
We have a Code of Business Conduct and Ethics, which is applicable to all employees of the Company. We have a separate Code of Ethics for Principal Executive and Senior Financial Officers, which contains provisions specifically applicable to our principal executive officer, principal financial officer, principal accounting officer and controller (or persons performing similar functions).
The Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive and Senior Financial Officers are available on our website at www.tumi.com. We expect that any amendments to these codes, or any waivers of their requirements, will be disclosed on our website.
Director Compensation
We did not pay our directors any cash compensation for their service on our Board of Directors in fiscal 2011. In 2011, our directors were not reimbursed for travel and other expenses incurred in connection with attending meetings of the Board of Directors.
As of the completion of our IPO in April 2012, we paid an annual fee to each non-employee and non-affiliated director (at the time of the IPO, Messrs. Gromek and Johnson) in quarterly installments of $10,000. We do not currently pay any additional fees for committee memberships or chairmanships. All non-employee and non-affiliated members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors. The non-employee and non-affiliated directors are eligible to receive awards under the 2012 Plan as described under “Compensation Discussion and Analysis—Long-Term Incentive Plan; 2013 Compensation Decisions.”
In connection with the IPO, we made a one-time grant to each of Messrs. Gromek and Johnson of stock options under the 2012 Plan to purchase 6,233 shares with an exercise price of $18.00 per share. These stock options will vest annually in three equal installments on each anniversary of our IPO, commencing on April 18, 2013, provided the director is still serving as of the applicable vesting date and subject to the other terms and conditions set forth in the stock option agreements governing the terms of the grants. Mr. Hanson was not granted any stock options in connection with the IPO nor is he receiving any fees for serving as director. In connection with her appointment as a director, on January 25, 2013, Ms. Bennett received a grant of stock options under the 2012 Plan to purchase 4,850 shares with an exercise price of $23.20 per share (the closing price of the common stock on that date). These stock options will vest annually in three equal installments on each of the first three anniversaries of the date of grant, subject to Ms. Bennett’s continued service and the other terms and conditions set forth in the stock option agreement governing the terms of the grant.

2012 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard P. Hanson	—	—	—	—	—	—	—
Joseph R. Gromek	30,000	—	50,000	—	—	—	80,000
Thomas H. Johnson	30,000	—	50,000	—	—	—	80,000
Claire Bennett (2)	—	—	—	—	—	—	—

(1)
Amounts reflect the grant date fair value of the stock options awarded in 2012 computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuations of the stock option grants, see Note 19, “Stock Compensation Plans and Awards,” of the consolidated financial statements filed with our Annual Report filed on Form 10-K on March 21, 2013, regarding assumptions underlying valuation of equity awards. As of December 31, 2012, the aggregate number of outstanding option awards held by each director was: 6,233 for Mr. Gromek and 6,233 for Mr. Johnson.

(2)	Ms. Bennett was appointed as a director on our Board in January of 2013 and received no compensation from us in 2012.
Director Nominating Process and Diversity
The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.
The Nominating and Corporate Governance Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Nominating and Corporate Governance Committee has not identified any specific minimum qualifications which must be met for a person to be considered as a candidate for director. However, Board candidates are selected based upon various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although the Board of Directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company’s annual meetings of stockholders.
Candidates Nominated by Stockholders
The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. Our Corporate Governance Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company’s Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2014 annual meeting may do so by delivering written notice, no earlier than January 23, 2014 and no later than February 22, 2014, of such nominees’ names to Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080, Attention: Corporate Secretary. Any stockholder of record or beneficial owner of Common Stock on whose behalf a nomination is being proposed must (i) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the 2014 annual meeting of stockholders and (ii) comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws.
The Company’s Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company’s Corporate Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the “Nominating Person”). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the Common Stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the Common Stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company’s Amended and Restated By-Laws, (iv) a description of all agreement, arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination and (v) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2014 annual meeting to nominate the person named in the notice.
The Company’s Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, business and residential address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person and (iii) any other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.
For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company’s Amended and Restated By-Laws.
No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.
Communications with the Board of Directors
Any interested parties desiring to communicate with the Board of Directors or any of the independent directors, including the Presiding Director, regarding the Company may do so by delivering correspondence to such directors (or the entire Board) in care of the Company’s Assistant Secretary at Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080.
The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports regarding accounting, internal accounting controls or auditing matters. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of our people, including with respect to accounting, internal accounting controls or auditing issues, may communicate that concern in a confidential and anonymous manner by calling our hotline at 1-800-322-8864, extension 7100.
Executive Sessions
The rules of the NYSE require the non-management directors of the Company to regularly meet in executive session without management. In 2012, non-management directors of the Company met in executive session four times. The Company’s Corporate Governance Guidelines provide that a non-management independent director shall be chosen to preside at each executive session. Richard P. Hanson currently serves as the Presiding Director. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, including the Presiding Director, see “—Communications with the Board Directors” above.
Outside Advisors
Our Board of Directors and each of its committees may retain independent advisors of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain independent advisors.
Attendance at Annual Meeting
As stated in our Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders.
Compensation Committee Interlocks and Insider Participation
During 2012, our Compensation Committee consisted of Messrs. Hanson, Gromek and Johnson. None of them has at any time in the last fiscal year been one of our officers or employees, and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K.
None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee, or other Board committee performing equivalent functions, of any entity that has one or more executive officers who serves as one of our directors or on our Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of our common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based solely on a review of such reports and written representations from the directors and executive officers, the Company believes that all such filing requirements were met during 2012, except for one late Form 3 made by Adam Levy on March 6, 2013.

Executive Officers
Set forth below is information, as of the date of the Annual Meeting, May 23, 2013, concerning the Company’s executive officers.

Name	Age	Position(s)
Jerome Griffith	55	Chief Executive Officer, President and Director
Michael J. Mardy	64	Chief Financial Officer, Executive Vice President and Director
Alan M. Krantzler	54	Senior Vice President—Brand Management
Steven M. Hurwitz	57	Senior Vice President—Product Development, Manufacturing and Sourcing
Adam Levy	50	President, Retail
Thomas H. Nelson	53	Senior Vice President and Managing Director—Asia Pacific
Denielle M. Wolfe	43	Vice President—Design
Jerome Griffith. For biographical information regarding Mr. Griffith, see page 11.
Michael J. Mardy. For biographical information regarding Mr. Mardy, see page 12.
Alan M. Krantzler has served as our Senior Vice President—Brand Management since 2003 and is responsible for product management, marketing, and store design. Prior to joining Tumi, he worked as Senior Vice President at Perry Ellis International, a designer, marketer and seller of apparel and accessories, and Vice President of Merchandising and Consumer Direct Marketing at Next Monet, a catalog and internet retailer of fine art prints and original artwork. From 1992 to 1997, he worked as product manager at Coach, Inc., a designer and producer of accessories and gifts. He also worked as a management consultant for the Marketing Corporation of America.
Steven M. Hurwitz has served as our Senior Vice President—Product Development, Manufacturing and Sourcing since 2006 and is responsible for managing our global supply chain. Prior to joining Tumi, from 1982 to 2000 and 2004 to 2006, Mr. Hurwitz served in various positions, including Vice President, Group Manufacturing—Accessories, at Liz Claiborne, Inc., a retailer of apparel and accessories. From 2002 to 2004, he was President—Accessories Division of the Betesh Group, a designer and manufacturer of accessories, bedding and electronic storage products. Prior to joining Betesh Group, Mr. Hurwitz was President—Ladies Group at Amerex Apparel Group, Inc., a designer and manufacturer of outerwear and sportswear.
Adam Levy has served as our President, Retail since July 1, 2012, after joining the company as Executive Vice President, Retail in June 2011. From 2009 to 2010, Mr. Levy served as President of Retail, Partnered Brands at Liz Claiborne, Inc., a retailer of apparel and accessories. From 2005 to 2009, he was employed by Jones Apparel Group, a designer, marketer and wholesaler of apparel and accessory brands, and served as President of Retail, Ready to Wear. From 2000 to 2005, Mr. Levy held various positions at Tommy Hilfiger, an apparel and retail company, before leaving in 2005 as the Vice President, General Merchandise Manager, Retail.
Thomas H. Nelson has served as our Senior Vice President and Managing Director—Asia Pacific since January 2010 and served as our Vice President—International from 1999 to 2010. He is also the President and Representative Director of Tumi Japan. From 1995 to 1999, Mr. Nelson was a director within the international sales division at Coach, Inc., a retailer of fine accessories and gifts. Prior to joining Coach, he was a strategic planning manager at Pepsi International, a manufacturer, seller and distributor of beverages, for two years and served in various finance and retail operations roles at Louis Vuitton North America, Inc., a luxury goods retailer, for six years.
Denielle M. Wolfe has served as our Vice President—Design since 2006 and served as our Director Global Sourcing from 2002 to 2006 and Senior Sourcing Manager from 2000 to 2002. From 1999 to 2000, she was the Asia Development Manager, overseeing all international production, at Kate Spade, a retailer of handbags and other accessories. Prior to joining Kate Spade, she was employed at Coach, Inc., a retailer of fine accessories and gifts, where she started as a design developer in 1991 and was promoted to technical adviser in 1995.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
The Audit Committee has appointed Grant Thornton LLP to serve as Tumi Holdings, Inc.’s independent registered public accounting firm for its fiscal year ending December 31, 2013. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of Grant Thornton LLP, which has served as Tumi Holdings, Inc.’s independent registered public accounting firm or independent auditor since 2003. Although Tumi Holdings, Inc. is not required to seek stockholder approval of this appointment, the Board of Directors believes it is consistent with sound corporate governance principles to do so. If the appointment of Grant Thornton LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Grant Thornton LLP.
Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.
Report of the Audit Committee
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of directors who have been determined by the Board of Directors to be independent of the Company as prescribed by the NYSE and the SEC. The Company’s management has the primary responsibility for the financial statements and for the reporting process, including the establishment and maintenance of the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the Company’s internal control over financial reporting and expressing an opinion on managements’ assessment thereof. In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s financial statements and the assessment of the Company’s internal control over financial reporting.
The Audit Committee has discussed with Grant Thornton LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T and has reviewed and discussed Grant Thornton LLP’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed Grant Thornton LLP’s independence from the Company. The Audit Committee also has considered whether Grant Thornton LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that Grant Thornton LLP is independent from the Company and its management.
The Audit Committee meets with the Chief Financial Officer and representatives of Grant Thornton LLP, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.
The Audit Committee
Thomas H. Johnson (Chairperson)
Joseph R. Gromek
Claire M. Bennett

Fees Paid to Grant Thornton LLP
The following table sets forth the aggregate fees charged by Grant Thornton LLP for audit services rendered in connection with the audit of our consolidated financial statements and reports for 2012 and 2011 and for other services rendered during 2012 and 2011, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2012	2011
Audit Fees	$1,264,650	$1,734,750
Audit-Related Fees	—	39,375
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,264,650	$1,774,125
Audit fees: Includes the aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our consolidated financial statements and review of our condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively. Also included are the aggregate fees billed by Grant Thornton LLP for professional services performed in connection with our filing of certain registration statements and the related issuance of comfort letters and consents in connection with the April 2012 IPO.
Audit-Related Fees: Includes the aggregate fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit of our financial statements and are not reported under “Audit Fees.” These services primarily relate to our annual 401K audit.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee has adopted a policy that requires advance approval of all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagement and relationships between us and our independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged. The Audit Committee pre-approved all of the audit and non-audit services provided to the Company by Grant Thornton LLP in fiscal year 2012.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The following Compensation Discussion and Analysis provides information regarding the objectives and components of our compensation philosophy, policies and practices with respect to the compensation of our named executive officers. Our named executive officers for the year ended December 31, 2012 were:

•	Jerome Griffith, Chief Executive Officer, President and Director;
•	Michael J. Mardy, Chief Financial Officer, Executive Vice President and Director;
•	Steven M. Hurwitz, Senior Vice President—Product Development, Manufacturing and Sourcing;
•	Alan M. Krantzler, Senior Vice President—Brand Management; and
•	Adam Levy, President, Retail.

The Compensation Committee of our Board of Directors has overall responsibility for the compensation program for our named executive officers. Members of the Compensation Committee are appointed by our Board of Directors, and our Compensation Committee consists entirely of independent Directors, as defined under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service.
Compensation Philosophy and Objectives
Our compensation philosophy historically has been to set target compensation for our named executive officers at approximately the 50th percentile relative to a peer group. Our compensation programs (in addition to base salary) for fiscal 2012 and the past several years have consisted of a single performance-based annual cash bonus program and the limited use of perquisites and other benefits. In addition, in January 2013, we awarded stock options to certain of our employees, including our named executive officers, pursuant to the 2012 Plan, and we may grant additional long-term incentive compensation in the form of equity awards in the future if our Board of Directors determines that doing so would be consistent with the objectives described below. See “—Long-Term Incentive Plan; 2013 Compensation Decisions.”
Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;
•	Align compensation with our business mission, strategy and goals;
•	Align the interests of our executive officers with the interests of our stockholders; and
•	Motivate and reward high levels of performance.

These objectives collectively seek to link compensation to our overall financial performance, which helps to ensure that the interests of our named executive officers are aligned with the interests of our stockholders. These objectives serve as guiding principles in compensation program design.
Components of Executive Compensation
The principal components of compensation for our named executive officers for fiscal 2012 consisted of:

•	Base salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job.
•
Performance-based cash bonus program. We utilize a performance-based annual cash bonus program in order to align our named executive officers’ compensation with our overall financial results as well as the interests of our stockholders.

•
Limited perquisites and other benefits. We utilize our benefits as support to our employees and their families throughout various stages of their careers. We also provide limited perquisites to our named executive officers.

•	Long-term incentive compensation. We utilize long-term incentive compensation in order to incentivize and reward contributions to long-term future performance.
Determining the Amount of Each Component of Compensation
Overview
The amount of each component of our compensation program is determined by our Board of Directors on an annual basis taking into consideration compensation programs of comparable companies, our Adjusted Earnings Before Income Taxes,

Depreciation and Amortization, or Adjusted EBITDA, the competitive market for our named executive officers and general economic factors. In fiscal 2012 and in prior years, our approach has been to provide named executive officers with a base salary and an annual cash bonus opportunity that were generally competitive with the level of those elements paid for comparable positions at comparable companies.
Once the level of compensation is set for the year, our Board of Directors may revisit its decisions if there are material developments during the year, such as promotions, that may warrant a change in compensation. After the year is over, our Board of Directors reviews the performance of the named executive officers to determine the achievement of annual incentive compensation targets and to assess the overall functioning of our compensation plans against our goals.
In connection with our April 2012 IPO, we engaged an outside compensation consultant, Exequity, to assist us in developing our post-IPO compensation programs, in particular, our long-term incentive program, and ensuring that our levels of compensation fall within our targeted range.
Base salary
Our Board of Directors reviews our named executive officers’ base salaries on an annual basis taking into consideration each individual’s responsibilities and experience, market and peer compensation levels and other discretionary factors deemed relevant by our Board of Directors. Such other factors may include material changes in position or responsibilities, prior performance, overall corporate performance and competitive marketplace for executive talent.
We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets. The level of base pay for each named executive officer in fiscal 2012, 2011 and prior years was determined with the goal of setting compensation for our named executive officers at approximately the 50th percentile relative to the peer group.
The base salaries paid to our named executive officers for fiscal 2012 are shown in the Summary Compensation Table below.
Performance-based cash bonus
Our performance-based cash bonus program is tied to Adjusted EBITDA, the same key financial metric that we use to assess our business performance. If the performance thresholds set by our Board of Directors are not attained, no bonus is paid with respect to such metric. The bonus program provides for increasing levels of payout for performance at higher levels.
Pursuant to the terms of their employment agreements with us, each of Messrs. Griffith, Mardy, Hurwitz, Krantzler and Levy are eligible to earn a target annual bonus, to be awarded in the discretion of our Board of Directors, of between 40% and 50%, 40%, 40%, 40% and 40%, respectively, of their base salaries, if specified performance goals, as established by our Board of Directors, are met for the year. In fiscal 2012, we established a budgeted bonus pool to be allocated to our key employees, including our named executive officers, in the event that we achieved the target Adjusted EBITDA goal for the year. Under the fiscal 2011 incentive plan established by our Board of Directors, each named executive officer’s target or budgeted bonus was equal to 40% of his base salary. Our Board of Directors in its discretion may award amounts in excess of a named executive officer’s target bonus for superior performance and may award amounts that are less than the named executive officer’s target bonus if the budgeted Adjusted EBITDA goal is not met. During the first quarter of each fiscal year, our Board of Directors reviews our performance relative to the achievement of our financial, operational and strategic goals established by our Board of Directors at the beginning of the preceding fiscal year and each executive’s individual performance and contribution to achieving those goals in order to determine the amount of discretionary bonus, if any, payable to our named executive officers. Under the terms of Mr. Griffith’s employment agreement, Mr. Griffith’s target annual bonus could also be increased to up to 100% of his base salary. As discussed above, the target bonuses for all of our named executive officers are tied to our performance thresholds as well as the budgeted bonus pool. In the event that we experience an exceptional increase in Adjusted EBITDA, the Board attributes such increase to Mr. Griffith’s performance, and there remains sufficient funds in the budgeted bonus pool, our Board of Directors could in its sole discretion increase Mr. Griffith’s target annual bonus to 100% of his base salary.
The Board of Directors uses Adjusted EBITDA as the objective performance metric because it is a key metric used by management and the Board of Directors to assess our operating performance. For purposes of our cash bonus program for fiscal 2012, the Adjusted EBITDA targets were set at threshold, target and maximum amounts as follows:

Adjusted EBITDA (dollar amounts in millions)(1)
Threshold	$75.0
Target	$80.0
Maximum	$90.0
 _________

(1)
For an explanation of how we calculate Adjusted EBITDA, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Adjusted EBITDA performance metric was applied to all of our named executive officers, with our Board of Directors reserving the right to make a negative adjustment based on the named executive officer’s performance against additional specified operating metrics such as store operating costs and average capital expenditures for new stores. At the time the Adjusted EBITDA performance metrics were set, our Board of Directors believed that the metrics were challenging and that the achievement of the performance metrics at the target level would require superior performance.
In making its award decisions, our Board of Directors took into account that our preliminary Adjusted EBITDA for fiscal 2012 of approximately $85.0 million exceeded the Adjusted EBITDA target amount of $80.0 million by approximately $5.0 million, or approximately 6%. These numbers are subject to adjustment based on our final determination of Adjusted EBITDA for fiscal 2012 based on audited results. Our Board of Directors determined that each of our named executive officers was eligible to be awarded a payout under our cash bonus program that was incrementally higher than the budgeted amount for each named executive officer in light of our superior financial performance.
The 2012 annual cash bonus awarded to each of our named executive officers, respectively, was $450,000 for Mr. Griffith, equal to approximately fifty-four percent (54%) of his base salary in recognition of our superior financial performance and Mr. Griffith’s exceptional contributions towards achieving the Adjusted EBITDA goal in excess of target; $240,000 for Mr. Mardy, equal to approximately fifty-five percent (55%) of his base salary in recognition of our superior financial performance and Mr. Mardy’s exceptional contributions towards achieving the Adjusted EBITDA goal in excess of target; $165,000 for Mr. Hurwitz, equal to approximately forty percent (40%) of his base salary in recognition of our superior financial performance and Mr. Hurwitz’s contributions towards achieving the Adjusted EBITDA goal in excess of target through his successful efforts at procurement of new products while controlling related costs through negotiations with and selection of manufacturing suppliers; $165,000 for Mr. Krantzler, equal to approximately forty-two percent (42%) of his base salary in recognition of our superior financial performance and Mr. Krantzler’s contributions towards achieving the Adjusted EBITDA goal in excess of target through his management of our product portfolio and our marketing efforts; and $165,000 for Mr. Levy, equal to approximately forty-one percent (41%) of his base salary in recognition of his increased responsibilities following his appointment as our President, Retail. Our Board of Directors weighed these individual contributions at its discretion in determining the appropriateness of the awarded bonuses. The 2012 annual cash bonuses received by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.
Limited perquisites and other benefits
Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, tuition reimbursement and discounts on certain Tumi products, are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code of 1986, as amended, or the Code, which was $17,000 per person for calendar year 2012. In addition, the plan allows participants ages 50 and older to defer additional catch-up contributions of up to $5,500 per year before taxes. Employees’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) plan. We currently provide matching contributions of up to 100% of an employee’s contribution on the first 3% of his or her compensation and 50% of the employee’s contribution on the next 2% of compensation, subject to certain other limits. Additionally, Messrs. Griffith, Mardy, Hurwitz, Krantzler and Levy receive an automobile allowance.
Bonus Agreement with Mr. Griffith
Pursuant to an amended and restated letter agreement dated July 8, 2009, Mr. Griffith was entitled to receive a special incentive bonus in cash in connection with the consummation of a qualified sale event or initial public offering that resulted in an enterprise value of our Company of $600 million or greater. If paid in connection with a qualified initial public offering, the special bonus payment would equal the dollar amount that a holder of 0.62% of our outstanding common stock then outstanding on a fully diluted basis as of the date of the agreement would receive if the holder sold all such shares at the underwritten price per share of our common stock in the offering. Mr. Griffith received a special bonus payment in cash of $5.5 million in connection with our April 2012 IPO. In general, for federal income tax purposes, Mr. Griffith recognized ordinary income in the amount of the special bonus payment at the time it was paid, and, in reliance on the transition provisions under Section 162(m) of the Code, we expect to take a deduction in the same amount.
Employment and Severance Arrangements
We entered into employment agreements with each of our named executive officers other than Mr. Levy which define compensation and benefits payable to them in certain termination scenarios, giving them some certainty regarding their individual outcomes under these circumstances. Each employment agreement includes provisions that (1) prohibit the executive from competing against us (or working for a competitor) during a specified period after the executive leaves the Company, and (2) provide severance payments upon the executive’s termination of employment by us for other than “Cause.” We believe the employment agreements are a necessary component of the compensation package provided to our named executive officers because: (1) the noncompetition provisions protect us from a competitive disadvantage if one of the named executive officers leaves the Company; and (2) the severance provisions serve as an effective recruiting and retention tool. Our Board of Directors approves the initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in our business environment.
The terms of the employment agreements are described in more detail below under “—Employment Arrangements with Named Executive Officers.” Additional information regarding the severance and change in control benefits provided under the employment agreements is provided below under “—Potential Payments upon Termination or Change in Control.”
Role of Executives in Executive Compensation Decisions
Our Board of Directors, which includes Mr. Mardy and Mr. Griffith, generally seeks input from the head of human resources when discussing the performance of and the compensation levels for the other named executive officers. Our Board of Directors also works with the head of our human resources department in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Prior to our IPO in April 2012, none of our other executives participated in deliberations relating to his or her own compensation, other than Mr. Mardy and Mr. Griffith, each of whom participated in the setting of their own base salary levels and, in their roles as our directors, in the setting of compensation of our other named executive officers. Since the IPO, Mr. Mardy and Mr. Griffith have not and are not expected to play any role in setting their own compensation or the compensation of our named executive officers.
Long-Term Incentive Plan; 2013 Compensation Decisions
In connection with our April 2012 IPO, we adopted the Tumi Holdings, Inc. 2012 Long-Term Incentive Plan, or the 2012 Plan, which allows us to compete for executive talent and align the interests of our named executive officers with those of our stockholders. In January 2013, our Board of Directors granted stock options to certain of our employees, including the named executive officers, as follows: Messrs. Griffith and Mardy were each granted stock options to purchase 55,006 shares, and Messrs. Hurwitz, Krantzler and Levy were each granted stock options to purchase 44,004 shares. Each such stock option granted has an exercise price of $20.45 per share and will vest annually in five equal installments on each of the first five anniversaries of the date of grant, subject to continued service and the other terms and conditions set forth in the stock option agreement governing the terms of the grant. Because a financial gain from these options is only possible if the price of our common stock has increased and because these options vest over a five-year period, these grants are intended to encourage our executives to take actions that will increase the value of the Company by aligning the interests of management and stockholders over an extended time frame. Our Chief Executive Officer made recommendations with respect to option grants under the 2012 Plan for each executive officer (other than himself) to the Compensation Committee. Our Board of Directors retained full discretion to set the grant amount. In determining the type and size of a grant to an executive officer, our Board of Directors, in consultation with the Compensation Committee, generally considered, among other things:

•	company and individual performance,
•	the executive officer’s current and expected future contributions to the Company,
•	effect of a potential award on total compensation and pay philosophy, and
•	internal pay equity relationships.
The following is a summary of the principal features of the 2012 Plan. This summary is qualified in its entirety by the provisions of the 2012 Plan itself.
Plan Administration. Our Board designated the Compensation Committee to administer all aspects of the 2012 Plan. Our Board has determined that the Compensation Committee is composed solely of non-employee directors, as defined under Rule 16b-3 of the Exchange Act and “outside directors,” within the meaning of Section 162(m) of the Code.
Under the 2012 Plan, the Compensation Committee has the authority to, among other things:

•	construe and interpret the 2012 Plan;
•	make rules and regulations relating to the administration of the 2012 Plan;
•	designate eligible persons to receive awards;
•	establish the terms and conditions of awards; and

•
determine whether the awards or any portion thereof will contain time-based restrictions and/or performance-based restrictions, and, with respect to performance-based awards, the criteria for achievement of performance goals, as set forth in more detail below.

Eligibility. The Compensation Committee generally designates those employees, consultants and non-employee directors eligible to participate in the 2012 Plan by granting awards authorized by the 2012 Plan.
Shares Authorized. Subject to adjustment in the event of a merger, recapitalization, stock split, reorganization or similar transaction, ten percent (10%) of the number of all outstanding shares of our common stock as of the 2012 Plan’s effective date (6,786,667 shares), or the Share Limit, are reserved for issuance in connection with awards granted under the 2012 Plan. Any unexercised, unconverted or undistributed portion of any award that is not paid in connection with the settlement of an award or is forfeited without the issuance of shares shall again be available for grant under the 2012 Plan. The maximum number of shares available for issuance under the 2012 Plan with respect to incentive stock options is the number of shares equal to thirty percent (30%) of the Share Limit.
Individual Share Limits. The number of shares subject to options and stock appreciation rights awarded to any one participant during any calendar year may not exceed two hundred thousand (200,000) shares. The number of shares subject to awards other than options and stock appreciation rights awarded to any one participant during any calendar year may not exceed one hundred fifty thousand (150,000) shares. The amount of compensation to be paid to any one participant during any calendar year with respect to all cash-based awards that are intended to constitute performance-based compensation for purposes of Section 162(m) of the Code is $7,500,000.
Maximum Term of Awards. Options and stock appreciation rights under the 2012 Plan shall have a maximum term of ten years.
Change in Control. The Compensation Committee will provide for the treatment of each award granted under the 2012 Plan upon a change in control in the applicable award agreement generally at the time of the grant.
Amendment and Termination. Our Board may at any time terminate, suspend or discontinue the 2012 Plan. Our Board may amend the 2012 Plan at any time, provided that any increase in the number of shares available for issuance under the plan must be approved by our stockholders. In addition, our Board may not, without stockholder approval, extend the term of the 2012 Plan, materially expand the types of awards available under the 2012 Plan, add a category or categories of individuals who are eligible to participate in the 2012 Plan, limit any prohibition against re-pricing options or stock appreciation rights, or make any other changes that require approval by stockholders in order to comply with applicable laws or stock market rules. No amendment or termination of the 2012 Plan may adversely change a participant’s rights under an outstanding award without the participant’s prior written consent.
Types of awards under the 2012 Plan
The 2012 Plan provides for the grant of stock options (including nonqualified stock options and incentive stock options), restricted stock, restricted stock units, performance awards (which include, but are not limited to, cash bonuses), dividend equivalents, stock payment awards, stock appreciation rights, and other incentive awards.
Options. Options to purchase shares of common stock may be granted alone or in tandem with stock appreciation rights. A stock option may be granted in the form of a non-qualified stock option or an incentive stock option. No incentive stock options shall be granted to any person who is not one of our employees. The price at which a share may be purchased under an option (the exercise price) will be determined by the Compensation Committee, but may not be less than the fair market value of our common stock on the date the option is granted. Except in the case of an adjustment related to a corporate transaction, the exercise price of a stock option may not be decreased after the date of grant and no outstanding option may be surrendered as consideration for the grant of a new option with a lower exercise price without stockholder approval. The Compensation Committee may establish the term of each option, but no option shall be exercisable after 10 years from the grant date. The amount of incentive stock options that become exercisable for the first time in a particular year cannot exceed a value of $100,000 per participant, determined using the fair market value of the shares on the date of grant.
Stock Appreciation Rights. Stock appreciation rights, or SARs, may be granted either alone or in tandem with stock options. The exercise price of a SAR must be equal to or greater than the fair market value of our common stock on the date of grant. The Compensation Committee may establish the term of each SAR, but no SAR shall be exercisable after 10 years from the grant date.
Restricted Stock/Restricted Stock Units. Restricted stock and restricted stock units may be awarded to eligible participants, as determined by the Compensation Committee. The restrictions on such awards are determined by the Compensation Committee, and may include time-based, performance-based, and service-based restrictions. Restricted stock units may be settled in cash, shares of common stock or a combination thereof. Except as otherwise determined by the

Compensation Committee, holders of restricted stock will have the right to receive dividends and will have voting rights during the restriction period.
Performance Awards. Performance awards may be issued to any eligible individual, as determined by the Compensation Committee. The value of performance awards may be linked to performance goals, or to other specific criteria determined by the Compensation Committee. Performance awards may be paid in cash, shares, or a combination of both, as determined by the Compensation Committee. Without limiting the generality of the foregoing, performance awards may be granted in the form of a cash bonus payable upon the attainment of objective performance goals or such other criteria as are established by the Compensation Committee.
Performance awards may be structured to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. In order to qualify as “performance-based compensation,” the grant, payment or vesting schedule of the award must be contingent upon the achievement of pre-established performance goals over a performance period for us.
Performance Goals. The performance goals may be based upon one or more of the following performance goals established by the Compensation Committee (in each case, as determined in accordance with generally accepted accounting principles, if applicable): (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per Share; (xix) price per Share; (xx) implementation or completion of critical projects; (xxi) market share; (xxii) debt levels or reduction; (xxiii) customer retention; (xxiv) sales-related goals; (xxv) customer satisfaction and/or growth; (xxvi) research and development achievements; (xxvii) financing and other capital raising transactions; (xxviii) inventory; (xxix) inventory turns; (xxx) new store openings; (xxxi) new store performance; (xxxii) comparable store sales; and (xxxiii) capital expenditures.
Performance goals may be expressed in terms of our overall performance or the performance of an affiliate, a division or business unit, or one or more individuals. In addition, such performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. Further, the Compensation Committee may provide objectively determinable adjustments be made to one or more of the performance goals. Such adjustments may include: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by us during the performance period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of our core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.
To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Compensation Committee may adjust, modify or amend the aforementioned performance criteria.
Dividend Equivalents. Dividend equivalents may be granted either alone or in tandem with other awards, as determined by the Compensation Committee. Dividend equivalent awards are based on the dividends that are declared on the common stock, to be credited as of the dividend payment dates during the period between the date that the dividend equivalent awards are granted and such dates that the dividend equivalent awards terminate or expire. If dividend equivalents are granted with respect to shares covered by another award, the dividend equivalent may be paid out at the time and to the extent that vesting conditions of the award shares are satisfied. Dividend equivalent awards can be converted to cash or shares by a formula determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee, dividend equivalents are not payable with respect to stock options or stock appreciation rights.
Stock Payment Awards. Stock payments may be issued to eligible participants, as determined by the Compensation Committee. The number of shares of any stock payment may be based upon performance goals or any other specific criteria.
Other Incentive Awards. Other incentive awards may be issued to eligible participants, as determined by the Compensation Committee. Such other incentive awards may cover shares or the right to purchase shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or otherwise payable in or based on shares, stockholder value, or stockholder return. Other incentive awards may be linked to any one or more of the performance criteria or other specific performance criteria determined appropriate by the Compensation Committee and may be paid in cash or shares.
Certain Federal Income Tax Consequences
The following discussion addresses only the general federal income tax consequences relating to participation under the 2012 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change. Further, the summary below does not address the impact of state and local taxes, or the federal alternative minimum tax and is not intended as tax advice to participants under the 2012 Plan.
Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not realize taxable income at the time of grant, and we will not be entitled to a tax deduction at that time. In general, when the option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the acquired shares over the exercise price for those shares, and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of the shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options. A participant who has been granted an incentive stock option will not realize taxable income at the time of grant, and we will not be entitled to a tax deduction at that time. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of us or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is included in calculating the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised unless the participant disposes of the shares in the year of exercise. If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such shares to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain and we will not be entitled to a corresponding tax deduction. The participant will generally recognize a capital loss to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding tax deduction. Any amount realized in excess of the value of the shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant will not recognize ordinary income, and the participant will generally recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
Stock Appreciation Rights. A participant who has been granted a SAR will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at that time. Upon the exercise of a SAR, the amount of cash or the fair market value of any shares received will be taxable to the participant as ordinary income and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of any such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.
Restricted Stock Units. A participant who has been granted a restricted stock unit award will not realize taxable income at the time of grant and we will not be entitled to a tax deduction at that time. The participant will generally have compensation income at the time of settlement equal to the amount of cash received and the then fair market value of the distributed shares, and will have a tax basis in the shares equal to the amount of compensation income recognized. We will then be entitled to a corresponding tax deduction.
Restricted Stock. In general, a participant who has been granted a restricted stock award will not realize taxable income at the time of grant and we will not be entitled to a tax deduction at that time, assuming that the shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of the shares subject to an award, the participant will realize ordinary income in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of vesting. A participant may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will be entitled to a corresponding tax deduction in the year of grant. If the participant does not make an election pursuant to Section 83(b), dividends paid to the participant during the restriction period will be treated as compensation income to the participant and we will be entitled to a corresponding tax deduction.

Performance Awards; Dividend Equivalent Awards; Stock Payment Awards; Other Incentive Awards. With respect to these types of awards, a participant generally will not recognize taxable income until the cash or shares of common stock are delivered to the participant upon satisfaction of the conditions of the award, and we generally will become entitled to a deduction at such time equal to the amount of income recognized by the participant. The amount of ordinary income recognized by the participant will generally be equal to the amount of the cash or the fair market value of the shares received.
Tax Considerations
Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s five named executive officers. Prior to our IPO in April 2012, our Board of Directors did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Compensation Committee has adopted a policy that states, where reasonably practicable, the Compensation Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m). The Compensation Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes, in its judgment, that such payments are appropriate to attract and retain executive talent. In addition, transition provisions under Section 162(m) may apply for a period of three years following the consummation of our IPO in April 2012 to certain compensation arrangements that were entered into by a company before it was publicly held, including the bonus agreement with Mr. Griffith, discussed above. See “—Bonus Agreement with Mr. Griffith.”

Report of the Compensation Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Richard P. Hanson (Chairperson)
Joseph R. Gromek
Thomas H. Johnson

Summary Compensation Table
The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal 2012, 2011 and 2010.

2012 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Jerome Griffith Chief Executive Officer, President and Director	2012 2011 2010	832,300 812,000 773,000	- - -	- - -	- - -	5,961,693(3) 450,000 425,000	- - -	22,000 21,872 21,872	6,815,993 1,283,872 1,219,872
Michael J. Mardy Chief Financial Officer, Executive Vice President and Director	2012 2011 2010	430,000 420,000 400,000	- - -	- - -	- - -	240,000 240,000 200,000	- - -	19,936 16,808 16,808	689,936 676,808 616,808
Steven M. Hurwitz Senior Vice President—Product Development, Manufacturing and Sourcing	2012 2011 2010	414,000 408,000 388,000	- - -	- - -	- - -	165,000 165,000 150,000	- - -	19,301 19,173 19,173	598,301 592,173 557,173
Alan M. Krantzler Senior Vice President—Brand Management	2012 2011 2010	392,500 385,000 350,000	- - -	- - -	- - -	165,000 165,000 140,000	- - -	19,321 16,193 16,193	576,821 566,193 506,193
Adam Levy (4)	2012	375,000	-	-	-	165,000	-	19,237	559,237
 _________

(1)	Represents the amount paid under our performance-based annual cash bonus program. See “—Determining the Amount of Each Component of Compensation—Performance-based cash bonus” above for more details.

(2)
All other compensation consisted of: (a) a car allowance for the following individuals in the following amounts: Mr. Griffith—$12,000, Mr. Mardy—$9,000, Mr. Hurwitz—$9,000, Mr. Krantzler—$9,000 and Mr. Levy—$9,000; (b) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Griffith—$0, Mr. Mardy—$936, Mr. Hurwitz—$301, Mr. Krantzler—$321 and Mr. Levy—$237; (c) 401(k) match contributions for the following individuals in the following amounts: Mr. Griffith—$10,000, Mr. Mardy—$10,000, Mr. Hurwitz—$10,000, Mr. Krantzler—$10,000 and Mr. Levy—$10,000.

(3)
The components of Mr. Griffith’s incentive bonus in respect of 2012 include $450,000 paid under our performance-based annual cash bonus program and $5,511,693 in connection with the successful completion of our IPO in April 2012. See “—Determining the Amount of Each Component of Compensation—Performance-based cash bonus”, and “—Bonus Agreement with Mr. Griffith,” above for more details.

(4)	Mr. Levy has served as our President, Retail, since July 1, 2012.

2012 Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards in fiscal 2012.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Jerome Griffith		325,000	450,000	525,000	—	—	—	—	—	—	—
Michael J. Mardy		170,000	240,000	280,000	—	—	—	—	—	—	—
Steven M. Hurwitz		120,000	165,000	190,000	—	—	—	—	—	—	—
Alan M. Krantzler		120,000	165,000	190,000	—	—	—	—	—	—	—
Adam Levy		120,000	165,000	190,000	—	—	—	—	—	—	—
 _________

(1)
Awards made under the Company’s performance-based cash bonus program. Actual amounts earned under the program are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Employment Arrangements with Named Executive Officers
Jerome Griffith
We entered into an employment agreement with Mr. Griffith on December 22, 2008. The agreement provides, among other things, for Mr. Griffith to serve as President and Chief Executive Officer of the Company for a term that will end with his separation from the Company. Pursuant to the agreement, Mr. Griffith received in fiscal 2012 an annual base salary of $832,300 and is eligible to earn an annual target incentive bonus of between 40% and 50% (with the potential to increase up to 100%) of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Griffith’s performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Griffith is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of the employment agreement relating to the termination of Mr. Griffith’s employment are discussed below, under “—Potential Payments upon Termination or Change in Control.”
Michael J. Mardy
We entered into an employment agreement with Mr. Mardy on November 17, 2004. Pursuant to the agreement, Mr. Mardy serves as our Chief Financial Officer and Executive Vice President for a term that will end with his separation from the Company. Pursuant to the agreement, Mr. Mardy received in fiscal 2012 an annual base salary of $430,000 and is eligible to earn an annual target incentive bonus of up to 40% of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Mardy’s performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Mardy is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of the employment agreement relating to the termination of Mr. Mardy’s employment are discussed below, under “—Potential Payments upon Termination or Change in Control.”
Steven M. Hurwitz
We entered into an employment agreement with Mr. Hurwitz on May 18, 2006. The agreement provides, among other things, for Mr. Hurwitz to serve as our Senior Vice President—Product Development, Manufacturing and Sourcing for a term that will end with his separation from the Company. Pursuant to the agreement, Mr. Hurwitz received in fiscal 2012 an annual base salary of $414,000 and is eligible to earn an annual target incentive bonus of up to 40% of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Hurwitz’ performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Hurwitz is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of the employment agreement relating to the termination of Mr. Hurwitz’ employment are discussed below, under the heading “—Potential Payments upon Termination or Change in Control.”
Alan M. Krantzler
We entered into an employment agreement with Mr. Krantzler on November 17, 2004. Pursuant to the agreement, Mr. Krantzler serves as our Senior Vice President—Brand Management for a term that will end with his separation from the Company. Pursuant to the agreement, Mr. Krantzler received in fiscal 2012 an annual base salary of $392,500 and is eligible to earn an annual target incentive bonus of up to 40% of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Krantzler’s performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Krantzler is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of the employment agreement relating to the termination of Mr. Krantzler’s employment are discussed below, under “—Potential Payments upon Termination or Change in Control.”
Adam Levy
Mr. Levy was provided with an offer letter in connection with his commencement of employment with the Company on October 17, 2011. Pursuant to the offer letter, Mr. Levy was hired to serve as Executive Vice President, Retail, with an annual base salary of $350,000. On July 1, 2012, Mr. Levy was promoted to the position of President, Retail, and his annual base salary was increased to $400,000. Pursuant to the offer letter, Mr. Levy is eligible to earn an annual target incentive bonus of up to 40% of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Levy’s performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Levy is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of Mr. Levy’s offer relating to the termination of Mr. Levy’s employment are discussed below, under “—Potential Payments upon Termination or Change in Control.”
Outstanding Equity Awards at 2012 Year-End
There were no outstanding equity awards held by any of the named executive officers as of December 31, 2012.
2012 Option Exercises and Stock Vested
There were no stock options exercised nor stock awards that became vested during fiscal 2012.
2012 Pension Benefits
Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
2012 Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plan or arrangements under which our named executive officers are entitled to participate.

Potential Payments upon Termination or Change in Control
The following table summarizes the potential payments and benefits payable to our named executive officers if we terminate their employment without “Cause,” as described in more detail below. The table reflects estimated amounts assuming that termination, as applicable, occurred on December 31, 2012. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such event. Except with respect to Mr. Griffith as described below, our named executive officers are not specifically entitled to any payments upon a change of control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Name	Termination without cause severance ($)(1)	Continued benefits ($)(2)	Total ($)
Jerome Griffith	$852,600	$19,555	$872,155
Michael J. Mardy	440,000	12,979	452,979
Steven M. Hurwitz	420,000	19,729	439,729
Alan M. Krantzler	400,000	11,544	411,544
Adam Levy	400,000	—	400,000
 _________

(1)
No cash severance would be payable to any of the named executive officers in the event of the executive’s retirement. With respect to Mr. Griffith, (a) the amount of cash severance reported would also apply in the event of a termination of employment by the executive for “Good Reason,” and (b) the aggregate cash severance payments would increase to $1,278,900, representing 18 months’ base salary, if the termination without “Cause” or for “Good Reason” as of December 31, 2012 had occurred within two years following a “Change in Control” (as defined in the Amended and Restated Subscription and Stockholders Agreement).

(2)
The amounts reported are merely estimates based on approximate benefit costs for fiscal 2012 and represent the approximate cost of 12 monthly payments in an amount equal to the applicable COBRA premium cost for the level of coverage each executive had as an active employee.

The employment agreements we have entered into with our named executive officers provide for certain payments to be made in connection with a termination of employment. Below is a description of these provisions.
Mr. Griffith
Mr. Griffith’s employment agreement provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Griffith’s employment is terminated without “Cause,” or if he resigns for “Good Reason” (in either case as defined in his employment agreement), Mr. Griffith will be paid severance in an amount equal to his annual base salary for 12 months following the termination date and will be eligible to receive, for 12 months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. Notwithstanding the foregoing, in the event that we terminate Mr. Griffith’s employment without “Cause” or if he resigns for “Good Reason” within two years following a Change of Control (as defined in the Amended and Restated Subscription and Stockholders Agreement), we will continue to pay to Mr. Griffith the severance amount for eighteen months following the termination date rather than twelve months. In addition, Mr. Griffith will be entitled to receive amounts accrued under the employment agreement, including any accrued but unpaid base salary and accrued but unused vacation. Mr. Griffith’s employment agreement also provides Mr. Griffith with an additional payment (referred to as a “gross-up” payment) intended to reimburse him for the excise tax payable should any payments made to him in the event of a change in control be subject to the excise tax imposed on “excess parachute payments” under section 4999 of the Code, and to reimburse him for the income, excise and employment taxes on the reimbursement payment. If, however, a reduction in the total payments to Mr. Griffith equal to up to 10% of a safe harbor amount defined under Section 280G of the Code would prevent the imposition of the excise tax, then his total payments will be reduced and no gross-up payment will be made.
The employment agreement further provides that, subject to certain exceptions, during his employment and a period of 12 months following termination or separation, Mr. Griffith will not (i) compete with us or our affiliates, (ii) solicit any of our employees or consultants, (iii) solicit any of our customers or suppliers or (iv) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation. See also “Compensation Discussion and Analysis—Bonus Agreement with Mr. Griffith” above.

Mr. Mardy
Mr. Mardy’s employment agreement provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Mardy’s employment is terminated without “Cause” (as defined in his employment agreement), Mr. Mardy will be paid severance in an amount equal to his annual base salary for 12 months following the termination date and be eligible to receive, for 12 months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. In addition, Mr. Mardy will be entitled to receive any accrued but unpaid base salary in the event of a termination for any reason.
The employment agreement further provides that, subject to certain exceptions, during his employment, and a period of 12 months following termination or separation, Mr. Mardy will not (i) compete with us or our affiliates, (ii) solicit any of our employees or consultants, (iii) hire any person who was our employee within 180 days of such hire, (iv) solicit any of our customers or suppliers or (v) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation.
Mr. Hurwitz
Mr. Hurwitz’s employment agreement provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Hurwitz’s employment is terminated without “Cause” (as defined in his employment agreement), Mr. Hurwitz will be paid severance in an amount equal to his annual base salary for 12 months following the termination date and be eligible to receive, for 12 months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. In addition, Mr. Hurwitz, will be entitled to receive any accrued but unpaid base salary in the event of a termination for any reason.
The employment agreement further provides that, subject to certain exceptions, during his employment, and a period of 12 months following termination or separation, Mr. Hurwitz will not (i) compete with us or our affiliates, (ii) solicit any of our employees or consultants, (iii) hire any person who was our employee within 180 days of such hire, (iv) solicit any of our customers or suppliers or (v) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation.
Mr. Krantzler
Mr. Krantzler’s employment agreement provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Krantzler’s employment is terminated without “Cause” (as defined in his employment agreement), Mr. Krantzler will be paid severance in an amount equal to, following the termination date, his annual base salary for the lesser of (i) 12 months or (ii) the sum of three months, plus one month for every full calendar year of his employment (such lesser amount, the “severance period”). Mr. Krantzler will also be eligible to receive, during the severance period, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. In addition, Mr. Krantzler, will be entitled to receive any accrued but unpaid base salary in the event of a termination for any reason.
The employment agreement further provides that, during his employment and a period of 12 months (or a potentially shorter period in the case of a termination without “Cause”) following termination or separation, Mr. Krantzler will not compete with us or our affiliates. Further, Mr. Krantzler, for a period of 12 months following his termination or separation, will not (i) solicit any of our employees or consultants, (ii) hire any person who was our employee within 180 days of such hire, (iii) solicit any of our customers or suppliers or (iv) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation.
Mr. Levy
Mr. Levy’s offer letter provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Levy’s employment is terminated without “Cause” (as defined in his offer letter), Mr. Levy will be paid (consistent with past payroll practices) severance in an amount equal to twelve-months’ base salary (the “severance period”). Mr. Levy will also be eligible to receive, during the severance period, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. In addition, Mr. Levy will be entitled to receive any accrued but unpaid base salary in the event of a termination for any reason.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK
The following table sets forth certain information regarding beneficial ownership of our common stock as of April 3, 2013 for: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each named executive officer; (3) each of our directors; and (4) all of our executive officers and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own. We have based our calculation of the percentage of beneficial ownership on 67,866,667 shares of common stock outstanding.

Name of beneficial owner	Shares of Common Stock Beneficially Owned
	Number	%
Executive Officers and Directors:
Jerome Griffith(6)	1,706,005	2.5%
Michael J. Mardy	892,695	1.3%
Alan M. Krantzler	43,061	*
Steven M. Hurwitz	47,270	*
Adam Levy	—	—
Richard P. Hanson(1)(2)(3)(4)	17,123,014	25.2%
Joseph R. Gromek(7)	18,233	*
Thomas H. Johnson(7)	6,233	*
Claire Bennett	—	—
All directors and executive officers as a group (11 persons)(2)(3)(4)	19,987,290	29.5%
Greater than 5% Stockholders:
Funds affiliated with Doughty Hanson:
Doughty Hanson & Co IV Limited Partnership Number One(2)	3,665,618	5.4%
Doughty Hanson & Co IV Limited Partnership Number Two(2)	3,952,636	5.8%
Doughty Hanson & Co IV Limited Partnership Number Four(2)	3,413,208	5.0%
Officers Nominees Limited(3)	3,494,699	5.1%
T. Rowe Price Associates, Inc.(5)	5,642,800	8.3%
 ________________________________________________

*	Represents less than 1% of outstanding common stock.

(1)	Comprised of shares held by Officers Nominees Limited, DHC 1, DHC 2, DHC 3, DHC 4 and the Co-Investors. See notes 2, 3 and 4 below.

(2)
Consists of shares held by Doughty Hanson & Co IV Nominees One Limited (“DHC 1”), Doughty Hanson & Co IV Nominees Two Limited (“DHC 2”), Doughty Hanson & Co IV Nominees Three Limited (“DHC 3”) and Doughty Hanson & Co IV Nominees Four Limited (“DHC 4”), as applicable, as bare nominee for Doughty Hanson & Co IV Limited Partnership Number One, Doughty Hanson & Co IV Limited Partnership Number Two, Doughty Hanson & Co IV Limited Partnership Number Three and Doughty Hanson & Co IV Limited Partnership Number Four, each of which is an English law limited partnership of which the common general partner is Doughty Hanson & Co IV Limited, which has voting and investment power with respect to the shares held by each such bare nominee. Doughty Hanson & Co IV Limited is wholly owned by DHC Limited which is controlled by Richard P. Hanson and the estate of Nigel E. Doughty, and as such Mr. Hanson and the estate of Mr. Doughty may be deemed to share voting and investment power with respect to the reported shares. Mr. Hanson and the estate of Mr. Doughty disclaim beneficial ownership of the reported shares, except to the extent of their pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o DHC Limited, 45 Pall Mall, London SW1Y 5JG, United Kingdom.

(3)
Officers Nominees Limited is a company incorporated in England and Wales and is the co-investment vehicle for employees of Doughty Hanson & Co. Richard P. Hanson, Richard N. Lund, Stephen C. Marquardt and Graeme D. Stening serve on the board of directors of Officers Nominees Limited, and as such may be deemed to share voting and investment power with respect to the reported shares. Each of the foregoing reporting persons disclaim beneficial ownership of the reported shares, except to the extent of their pecuniary interest therein. The address of Officers Nominees Limited and each of the persons identified in this note is c/o Officers Nominees Limited, 45 Pall Mall, London SW1Y 5JG, United Kingdom.

(4)
Doughty Hanson & Co Managers Limited may be deemed to have voting and investment power with respect to the reported shares held by Stockwell Fund, L.P., HVB Capital Partners AG and Brederode International s.à.r.l. (collectively, the “Co-Investors”) by virtue of co-investment arrangements with each of the entities comprising the Co-Investors. Doughty Hanson & Co Managers Limited is indirectly wholly owned by DHC Limited which is controlled by Richard P. Hanson and the estate of Nigel E. Doughty, and as such Mr. Hanson and the estate of Mr. Doughty may be deemed to share voting and investment power with respect to the reported shares. Mr. Hanson and the estate of Mr. Doughty disclaim beneficial ownership of the reported shares, except to the extent of their pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o DHC Limited, 45 Pall Mall, London SW1Y 5JG, United Kingdom.

(5)
Information about this stockholder is based solely on information contained in the Schedule 13G filed on February 13, 2013 by the stockholder. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Consists of 1,336,005 shares held by Jerome Griffith in his individual capacity and 370,000 shares held by Griffith Investment Management Company, LLC (the “LLC”). The membership units in the LLC are held by four trusts, for which Mr. Griffith disclaims beneficial ownership of the securities held by the LLC except to the extent of his pecuniary interest therein.

(7)	Includes options exercisable within 60 days to purchase 6,233 shares of common stock.

CERTAIN RELATED PERSON TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above under “Compensation Discussion and Analysis,” the following is a description of transactions since January 1, 2012, to which we have been a party and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Subscription and Stockholders Agreement
In connection with our acquisition by Doughty Hanson in 2004, we entered into an amended and restated subscription and stockholders agreement with Doughty Hanson and certain other investors, stockholders and executive officers. This agreement provided for rights with respect to election of directors, participation rights, pre-emption rights, restrictions on transfer of shares, tag along rights and other actions requiring the approval of stockholders. The subscription and stockholders agreement terminated automatically upon consummation of our April 2012 IPO in accordance with its terms. In accordance with the subscription and stockholders agreement, our stockholders had the right to sell a pro rata portion of their shares in our April 2012 IPO. The non-selling stockholders elected not to sell their shares in this offering.
Registration Rights Agreement
In connection with our April 2012 IPO, we entered into an amended and restated registration rights agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited, Officers Nominees Limited, Stockwell Fund, L.P., Brederode International s.à.r.l., HVB Capital Partners AG and certain former stockholders and Jerome Griffith. Jerome Griffith is a party to the agreement only with respect to the piggyback registration rights described below. Pursuant to this registration rights agreement, subject to certain exceptions, holders of a majority of the then registrable common stock collectively have the right to require us to register for public sale under the Securities Act all shares of common stock that it requests be registered at any time after the applicable lock-up agreements relating to this offering expire. The registration rights agreement limits the requests for registrations pursuant to a fully marketed underwritten offering to three requests per 365-day period, provided that such request covers at least that number of shares with an anticipated gross offering price of $25.0 million. In addition, whenever we propose to file a registration statement under the Securities Act (other than a registration on Form S-4 or Form S-8), we are required to give notice of such registration to all parties to the registration rights agreement that hold registrable securities. Such notified persons have piggyback registration rights providing them the right to have us include their shares of common stock in any such registration, subject to the provisions of the registration rights agreement. All expenses of such registrations (including both demand and piggyback registrations), other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, will be paid by us.
Director Nomination Agreement
In connection with our April 2012 IPO, we entered into a director nomination agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited and Officers Nominees Limited or, together with their permitted transferees, the Doughty Hanson Funds, that provides for the right of the Doughty Hanson Funds to nominate individuals to our Board of Directors. So long as Doughty Hanson owns 10% or more of our outstanding common stock, the Doughty Hanson Funds will have the right (but not have the obligation) to nominate two individuals to our Board of Directors, and so long as Doughty Hanson owns 3% or more but less than 10% of our outstanding common stock, the Doughty Hanson Funds have the right (but not have the obligation) to nominate one individual to our Board of Directors. Subject to limited exceptions, we will include these nominees in the slate of nominees recommended to our stockholders for election as directors. In the event the Doughty Hanson Funds have nominated less than the total number of designees that the Doughty Hanson Funds are entitled to nominate pursuant to the director nomination agreement, then the Doughty Hanson Funds have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the members of our Board of Directors will take all necessary corporate action to increase the size of our Board as required to enable the Doughty Hanson Funds to so nominate such additional designees and designate such additional designees nominated by the Doughty Hanson Funds to fill such newly created vacancies. As of April 24, 2012, the Doughty Hanson Funds owned 58.8% of our outstanding common stock. The Doughty Hanson Funds notified us on April 24, 2012 that they nominated Richard P. Hanson as a Doughty Hanson Nominee under the Nomination Agreement.

Reorganization
In connection with our April 2012 IPO, we effected the Reorganization whereby we, among other things, repurchased preferred stock and common stock held by Doughty Hanson. Prior to the IPO, we had Series A preferred stock and common stock outstanding. At that time, we had a subsidiary, Tumi II, LLC, or the LLC, whose equity capitalization consisted of common interests and preferred interests. We owned all of the LLC’s common interests and Doughty Hanson owned all of the LLC’s preferred interests. In connection with the closing of our IPO, we effected the following transactions:

•
the LLC’s preferred interests were exchanged for an economically equivalent new class of Tumi Holdings, Inc.’s preferred stock and immediately thereafter the LLC merged with and into Tumi Holdings, Inc. with Tumi Holdings, Inc. continuing as the surviving corporation;

•	in the merger, the LLC’s common interests were cancelled; and

•
following the merger, we used the net proceeds from the sale of shares by us in our IPO to repurchase all of the new class of our preferred stock and our Series A preferred stock at their respective liquidation preference (plus any accrued and unpaid dividends); and 277,778 shares of our common stock at $18.00, the initial public offering price per share, net of underwriting discounts and commissions, held by the former LLC’s preferred interests holders and the Series A preferred stockholders, which consisted only of Doughty Hanson.

Of the net proceeds from the IPO, we used approximately $157.7 million to repurchase all of the outstanding shares of our Series A preferred stock; approximately $101.7 million to repurchase all of the new class of our preferred stock issued in connection with the merger of the LLC with and into Tumi Holdings, Inc. and approximately $4.7 million to repurchase shares of our common stock held by the LLC’s preferred interests holders and Series A preferred stockholders, which consisted only of Doughty Hanson. Doughty Hanson held all of our then-outstanding Series A preferred stock, the new class of our preferred stock issued in connection with the merger of the LLC with and into Tumi Holdings, Inc. and all of the common stock repurchased by us.
Bonus Agreement
Pursuant to an amended and restated letter agreement dated July 8, 2009, Jerome Griffith, our Chief Executive Officer, President and Director, received a special incentive bonus in connection with our April 2012 IPO. For more information, see “Compensation Discussion and Analysis—Bonus Agreement with Mr. Griffith.”
Policy Concerning Related Person Transactions
In connection with our April 2012 IPO, our Board of Directors adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Such policy provides for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our directors, director nominees, executive officers or beneficial holders of more than 5% of our common stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. This policy was not in effect when we entered into the related person transactions described above.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chairperson of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. In the event that any member of our Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the Audit Committee will review and may, in its discretion, ratify the related person transaction.
A copy of our related person transaction policy is available on our website at www.tumi.com. Information on, or accessible through, our website is not part of this proxy statement.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
In order to submit stockholder proposals to be considered for inclusion in the Company’s Proxy Statement for the 2014 annual meeting of stockholders pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s principal office in South Plainfield, New Jersey, no later than December 19, 2013.
The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
The Company’s Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Proxy Statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2014 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s principal office in South Plainfield, New Jersey (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than January 23, 2014, and no later than February 22, 2014. All director nominations and stockholder proposals must comply with the requirements of the Company’s Amended and Restated By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.
Other than the two proposals described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET/MOBILE – www.eproxy.com/tumi Use the Internet to vote your proxy until 11:59 p.m., Eastern Time on May 22, 2013.

(	PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m., Eastern Time on May 22, 2013.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

The Board of Directors recommends a vote FOR the election of the following director nominees:

1. Election of directors:	01 Richard P. Hanson	☐ Vote FOR all nominees	☐ Vote WITHHELD
02 Claire M. Bennett	(except as marked)	from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends a vote FOR the following proposal:

2. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2013.	☐ For ☐ Against ☐ Abstain

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on this proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, guardians, executors and attorneys should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy.

TUMI HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 23, 2013
9:00 a.m.
The Offices of Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Tumi Holdings, Inc.
1001 Durham Ave.	proxy
South Plainfield, NJ 07080

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 23, 2013.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, this proxy will be voted as the Board of Directors recommends.
By signing this proxy, you revoke all prior proxies and appoint Jerome Griffith and Michael J. Mardy, and each of them with full power of substitution, to vote all shares of common stock of Tumi Holdings, Inc. held of record by you as of the close of business on April 10, 2013 the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders and any adjournment(s) and postponement(s) thereof.

See reverse for voting instructions.